EXHIBIT 10.2

SEMPRA ENERGY

AMENDED AND RESTATED

EXECUTIVE LIFE INSURANCE PLAN

Sempra Energy, Inc., a California corporation ("Sempra"), hereby amends and restates the Sempra Energy, Inc. Executive Life Insurance Plan (the "Plan"), which was originally effective June 1, 1998. This amendment and restatement of the Plan is effective as of July 1, 2003.

PURPOSE OF PLAN

The purpose of this Plan is to assist certain of Sempra's senior executives to obtain additional life insurance coverage. In connection with this, the Plan provides that the Company will make certain life insurance premium payments on the policies obtained under the terms and conditions of this Plan. In addition, the Plan provides for a tax gross-up to offset the income taxes associated with those premium payments.

ARTICLE I

DEFINITIONS

Whenever capitalized in this Plan document, the following terms shall have the meanings set forth below unless otherwise expressly provided:

1.1         "Board" shall mean the Board of Directors of the Company.

1.2         "Code" means the Internal Revenue Code of 1986, as amended.

1.3         "Committee" shall mean the Compensation Committee of the Board, or such other committee as the Compensation Committee shall appoint from time to time to administer the Plan.

1.4         "Company" shall mean Sempra Energy, Inc., a California corporation, and any successor thereto, including any corporation that is a successor to all or substantially all of the Company's assets or business. "Company" shall also include any corporation or other entity a majority of whose outstanding voting stock or voting power is owned, directly or indirectly, by Sempra Energy, Inc.

1.5         "Participant" shall mean any senior executive of the Company who is selected to participate in the Plan and who has satisfied the conditions for Plan participation as set forth in Section 2.1.

1.6         "Plan" shall mean this Sempra Energy, Inc. Amended and Restated Executive Life Insurance Plan, as it may be amended from time to time.

1.7         "Plan Year" shall mean the calendar year.

1.8         "Policy" shall mean the life insurance policy (or life insurance policies if more than one is required because of death benefit amounts or otherwise) purchased on a Participant's life that is subject to the terms and conditions of this Plan.

1.9         "Tax Gross-up" shall mean the tax gross-up amount set forth in Section 3.4 below.

1.10         "Termination of Employment" shall mean termination of employment with the Company for any reason, whether voluntary or involuntary, and including, without limitation, any termination due to death or disability. A Participant's Termination of Employment will be deemed to occur when the Participant ceases to be an employee of the Company, even though the Participant may continue to serve as a director of, or consultant to, the Company.

1.11         "Years of Service" shall mean the total number of full years of employment in which a Participant has been employed by the Company. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Participant's date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. Any partial year of employment shall not be counted.

ARTICLE II

ELIGIBILITY

2.1         Eligibility for Participation. A senior executive of the Company shall participate in this Plan as a Participant if either he or she is participating in the Plan as of the effective date of this amendment and restatement or meets all five of the following requirements:
  Has been designated in writing by the Committee, in its sole and absolute discretion, as a Participant;
  Completes and returns to the Committee, no later than thirty (30) days after he or she receives written notice of such designation, such administrative and other forms as the Committee may require for participation;
  Completes such insurance forms, exams, and questions as the Committee may designate from time to time;
  Timely completes any other participation conditions as may be prescribed by the Committee from time to time; and

If a senior executive fails to meet all of the above-listed requirements within a reasonable time, as determined by the Committee in its sole discretion, the Committee shall provide that executive with written notice within 30 days of such failure, and that person shall not become a Participant under this Plan.

2.2         Acquisition of Insurance. As a condition of participation in this Plan, the Participant shall be required to cooperate in applying for and obtaining a Policy on his or her life. The selection of the Policy shall be at the sole discretion of the Company. The Policy shall be issued in the name of the Participant as the sole and exclusive owner of the Policy, subject to the rights and interests granted to the Company, as provided in this Plan. At the sole discretion of the Committee, the Participant may designate a person or entity other than the Participant as the owner of the Policy, provided that such owner agrees to be bound to the terms and conditions of this Plan.

2.3         Additional Life Insurance Coverage. During the term of this Plan, the death benefit coverage under the Policy may be increased from time to time, to reflect increases in the Participant's compensation pursuant to the provisions of Sections 3.1 and 3.2. As a condition of receiving the benefits of any such increase, the Participant shall be required to cooperate in applying for and obtaining such additional coverage. If the Participant does not so cooperate, and such coverage cannot be obtained because of the Participant's failure to cooperate, the Company shall have no obligation under this Plan to provide such additional coverage. Further, if the Participant is not insurable at the time such additional coverage is sought on a guaranteed issue basis, or if simplified or full medical underwriting is required, on a rated basis that is no lower than standard, smoker, then the Company shall have no obligation under this Plan to provide such additional coverage. The Committee, in its sole discretion, may reduce the minimum standard referred to in the previous sentence, in its sole discretion, based on the cost of insurance or otherwise.

ARTICLE III

BONUS AMOUNTS

 3.1         Life Insurance Coverage Prior to Termination of Employment. Subject to Article II above, during the Participant's participation in the Plan and prior to the Participant's Termination of Employment, the Company shall pay to the life insurance carrier the premiums on the Policy, as determined by the Company in its sole discretion, which Policy shall provide a death benefit equal to the sum of the following amounts, as those amounts are determined once each Plan Year, as determined by the Committee in its sole discretion: (i) two (2) times the Participant's annual base salary, plus (ii) two (2) times the Participant's average annual bonus under the 2003 Executive Incentive Plan, or any successor thereto (the "Bonus Plan"), including any amount deferred, in the three (3) highest years in the ten (10) previous years, or during the Participant's actual years of employment with the Company, if less. In determining the amounts described in the previous sentence, the Committee shall substitute the Participant's target bonus under the Bonus Plan for Participants who are in their first year of participation and have not received any bonus under the Bonus Plan.. If a Participant's compensation increases after the Committee has determined the amount of Policy's death benefit for a Plan Year, the Participant's death benefit under the Policy shall not be adjusted until the next Plan Year and then it will be based on the Participant's compensation at that time. These premium payments shall be treated as a bonus payments to the Participant.

3.2         Life Insurance Coverage After Termination of Employment with Age and Service. If at the time of the Participant's Termination of Employment, the Participant has attained age 62 and has completed at least 5 Years of Service, then the Participant shall be entitled to the benefit, if any, specified in this Section 3.2. As soon as practicable after the Participant's Termination of Employment, the Committee shall have the life insurance carrier who issued the Policy prepare a life insurance projection for the Policy based on the following assumptions: (i) the then current policy charges, (ii) a crediting rate of 6.5% net of investment management fees (but before mortality and expense charges, (iii) death benefit coverage until the Participant's 100th birthday equal to (x) one (1) times the Participant's annual base salary (determined as of the date of the Participant's Termination of Employment), plus (y) one (1) times the Participant's average annual bonus under the Bonus Plan, , including any amount deferred, in the three (3) highest years in the ten (10) previous years, or during the Participant's actual years of employment with the Company, if less. (determined as of the date of the Participant's Termination of Employment) and (iv) no additional premiums. If the projection shows that the Policy will sustain itself until at least the Participant's 100th birthday without lapsing, based on these assumptions, then the Company shall have no further obligations under the Plan. If the illustration provides that the Policy will not so sustain itself until that time without lapsing, the Company shall have the life insurance carrier determine the minimum premium (or premiums, if a single premium would cause the Policy to become a modified endowment contract under the Code) required to be paid into the Policy to so sustain the Policy. The Company will then pay such premium (or premiums) to the life insurance carrier as soon is reasonable practical after the Participant's Termination of Employment and the Company shall have no further obligation to the Participant under this Plan.

3.3         Life Insurance Coverage After Termination of Employment without Age and Service. If at the time of the Participant's Termination of Employment, the Participant has not attained age 62, or has not completed at least 5 Years of Service, the Company's obligations under this Plan to pay any future premiums on the Policy or any Tax gross-up shall cease immediately upon the Participant's Termination of Employment and the Company shall have no further obligation to the Participant under the Plan.

3.4         Tax Gross-up. To offset the income tax liability incurred by the Participant as a result of premiums paid on behalf of the Participant, as provided for in Sections 3.1 and 3.2 above, the Company shall pay a tax gross-up directly to the Participant concurrent with each premium payment. The Committee shall determine, in its sole discretion, the amount of each Participant's Tax Gross-up each time a premium is paid. The amount of the Tax Gross-up shall be calculated in the following manner. The Committee shall determine the Participant's highest federal and state (for the state in which the Participant resides at the time of the premium payment) income tax rates at the time of premium payment. Using those rates, the amount of the Tax Gross-up will be determined using the following formula. Assuming that the applicable federal income tax rate is X and the applicable state income tax rate is Y, the Tax Gross-up equals the applicable premium divided by Z, minus the premium amount, where Z equals (1-X) times (1-Y). For example, if the applicable premium is $1,000, X is 0.4 (i.e. the highest marginal federal tax rate is 40%), and Y is 0.1 (i.e. the highest marginal state tax rate is 10%), the Tax Gross-up would be $851.85.

3.5         Tax Withholding. The Company shall withhold from the Participant's compensation all federal, state and local income, employment and other taxes required to be withheld by the Company in connection with the premium or Tax Gross-up payments, in amounts and in a manner to be determined in the sole discretion of the Company.

3.6         Right to Invest Cash Surrender Value. Until the earlier of the Participant's Termination of Employment or the termination of the Plan, the Company shall have the sole and absolute right to invest and reallocate the Participant's Policy's cash surrender value as the Company determines in its sole discretion. The Participant shall cooperate with the Company with respect to any actions required by the life insurance carrier issuing the Policy to grant to the Company such power. The Company shall not have any liability associated with such investment authority and discretion, provided that the Company makes all premium and Tax Gross-up payments required under this Plan.

ARTICLE IV

ADMINISTRATION

 4.1         Administration. This Plan shall be administered by the Committee. The Committee shall be authorized to construe and interpret all of the provisions of this Plan, to adopt procedures and practices concerning the administration of this Plan, and to make any determinations necessary hereunder, which shall, subject to Section 4.8 below, be binding and conclusive on all parties. The Committee may appoint one or more individuals and delegate such of its power and duties as it deems desirable to any such individual, in which case every reference herein made to the Committee shall be deemed to mean or include the individuals as to matters within their jurisdiction.

4.2         Decisions and Actions of the Committee. The Committee may act at a meeting or in writing without a meeting. All decisions and actions of the Committee shall be made by vote of the majority, including actions in writing taken without a meeting.

4.3         Rules and Records of the Committee. The Committee shall make such rules and regulations in connection with its administration of the Plan as are consistent with the terms and provisions hereof. The Committee shall keep a records of each Participant's name, address, social security number, benefit commencement date, and the amount of benefit.

4.4         Employment of Agents. The Committee may employ agents, including without limitation, accountants, actuaries, consultants, or attorneys, to exercise and perform the powers and duties of the Committee as the Committee delegates to them, and to render such services to the Committee as the Committee may determine, and the Committee may enter into agreements setting forth the terms and conditions of such service.

4.5          Agents for Service of Legal Process. The Chairman of the Committee shall serve as agent for service of legal process.

4.6         Plan Expenses. The Company shall pay all expenses reasonably incurred in the administration of this Plan. The members of the Committee shall serve without compensation for their services as such, but all expenses of the Committee shall be paid by the Company. No employee of the Company shall receive compensation from this Plan regardless of the nature of his services to this Plan.

4.7         Indemnification. To the extent permitted by law, the Committee and all agents and representatives of the Committee shall be indemnified by the Company and saved harmless against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of this Plan except claims arising from gross negligence, willful neglect, or willful misconduct.

4.8         Claims Procedure.

  Submission of Claims. Claims for benefits under this Plan shall be submitted in writing to the Committee or to an individual designated by the Committee for this purpose.
  Denial of Claim. If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within 60 days following the date on which the claim is filed, which notice shall set forth:
      The specific reason or reasons for the denial;
      Specific reference to pertinent Plan provisions on which the denial is based;
      A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
      An explanation of this Plan's claim review procedure. If the claim has not been granted, and if written notice of the denial of the claim is not furnished within 60 days following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.
  Claim Review Procedure. The claimant or his authorized representative shall have 60 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Committee (or its delegate), and may review pertinent documents and submit issues and comments in writing within such 60 day period. Not later than 60 days after receipt of the request for review, the Committee shall render and furnish to the claimant a written decision, which shall include specific reasons for the decision, and shall make specific references to pertinent Plan provisions on which it is based.

ARTICLE V

MISCELLANEOUS

 5.1         Amendment and Termination. This Plan may be amended or terminated, in whole or in part, at any time by written action of the Board, in its sole discretion; provided that any amendment or termination that materially and adversely affects any payments under Article III at the time of such amendment or termination must be consented to in writing by any Participant so affected before it shall have any effect as to that Participant. Notwithstanding the foregoing, the Board may terminate the Plan without the Participants' consent, provided that (i) such Plan termination is treated for purposes of this Plan as a Termination of Employment of all Participants (assuming that each had obtained age 62 with 5 Years of Service, regardless of whether such requirements were actually met) and (ii) the Company pays the premium and Tax Gross-up, if any, required by Sections 3.2 and 3.4.

5.2         Binding Effect. This Plan shall bind the Participant and the Company and their beneficiaries, survivors, executors, administrators, and transferees.

5.3         No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Participant the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Participant, with or without cause. If also does not require the Participant to remain an employee nor interfere with the Participant's right to terminate employment at any time.

5.4         Applicable Law. This Agreement and all rights hereunder shall be governed by the internal laws of the State of California without regard to its conflict of laws provisions, except to the extent preempted by the laws of the United States of America.

5.5         Non-Transferability.

  Prior to the Participant's Termination of Employment, Benefits under this Agreement cannot be sold, transferred, or assigned and the Participant cannot withdraw the Cash Surrender Value of the policy.
  The previous sentence shall not in any way limit or prohibit the right of a Participant to transfer ownership of the life insurance policy described in this Plan to a trust for which the Participant is the grantor.
5.6         Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Company has signed this Plan document as of _____________, 2003.

Sempra Energy, Inc.

By________________________

Its________________________